EXHIBIT 99.1

United-Guardian Reports Increased Third Quarter Earnings

HAUPPAUGE, N.Y., Nov. 08, 2024 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the third quarter and the first nine months of 2024. Sales for the nine-month period ended September 30th increased from $8,278,141 in 2023 to $9,705,262 in 2024 and net income increased from $1,843,931 ($0.40 per share) to $2,747,151 ($0.60 per share) for the same period. The third quarter remained steady with sales of $3,057,518 in 2023 and $3,060,113 in 2024, while net income increased from $626,756 ($0.14 per share) to $865,484 ($0.19 per share).

Donna Vigilante, President of United-Guardian, stated, “We are pleased to announce that sales and earnings increased in the third quarter and for the first nine months of 2024 compared with the same periods in 2023. We continue to have strong sales of our cosmetic ingredients, which increased by 8% in the third quarter and 68% in the first nine months of 2024. This overall increase was primarily attributable to sales to our largest cosmetic distributor. Sales of medical lubricants decreased by 2% in the third quarter, which was attributed to normal fluctuation in order patterns, while increasing by 4% in the first nine months of 2024, compared with the same periods in 2023. Pharmaceutical product sales continue to recover from a supply disruption that occurred at our contract manufacturer for Renacidin®, our most important pharmaceutical product, late last year. Sales of pharmaceuticals decreased by 6% in the third quarter and 11% for the nine-month period. We expect our sales will continue to increase as we recover from the shutdown that limited our supply of Renacidin.”

United-Guardian is a manufacturer of cosmetic ingredients, pharmaceuticals, medical lubricants, and sexual wellness ingredients.

Contact: Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the Three and Nine Months Ended September 30, 2024 and 2023 STATEMENTS OF INCOME (unaudited)
	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2024	2023	2024	2023

Net sales	$3,060,113	$3,057,518	$9,705,262	$8,278,141

Costs and expenses:
Cost of sales	1,408,866	1,749,041	4,526,446	4,272,043
Operating expenses	591,047	488,464	1,762,689	1,580,503
Research and development expense	111,072	98,141	325,714	353,829
Total costs and expenses	2,110,985	2,335,646	6,614,849	6,206,375
Income from operations	949,128	721,872	3,090,413	2,071,766

Other Income (expense):
Investment income	99,934	79,682	298,014	182,264
Net gain (loss) on marketable securities	47,223	(14,357)	79,218	65,823
Total other income	147,157	65,325	377,232	248,087
Income before provision for income taxes	1,096,285	787,197	3,467,645	2,319,853

Provision for income taxes	230,801	160,441	720,494	475,922
Net income	$865,484	$626,756	$2,747,151	$1,843,931

Earnings per common share (Basic and Diluted)	$0.19	$0.14	$0.60	$0.40

Weighted average shares – basic and diluted	4,594,319	4,594,319	4,594,319	4,594,319